UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 13, 2022

BrightView Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38579	46-4190788
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

980 Jolly Road

Blue Bell, Pennsylvania 19422

(484) 567-7204

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	BV	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Explanatory Note

This Current Report on Form 8-K/A (this “Amendment”) is being filed by BrightView Holdings, Inc. (the “Company”) to amend the Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission (the “SEC”) on December 15, 2022 (the “Initial Form 8-K”), solely to supplement the Company’s disclosure under Item 5.02 of the Initial Form 8-K to provide a description of the terms of the Transition Services and Separation Agreement entered into between the Company, BrightView Landscapes, LLC (the “Employer”) and Jeffery R. Herold on July 20, 2023 (the “Transition Agreement”). At the time of the filing of the Initial 8-K, the terms of the Transition Agreement had yet to be definitively determined. This Amendment does not otherwise modify or update any other disclosures in the Initial Form 8-K.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed in the Initial Form 8-K, the Company announced on December 15, 2022 that Jeffery R. Herold stepped down as President of the Evergreen West (Maintenance Services) business (“Evergreen West”) of the Company, effective at the close of business on December 13, 2022 (the “Transition Date”) and that he will provide services as a non-executive employee for a period of time after the Transition Date. In connection with Mr. Herold’s transition from President of Evergreen West to a non-executive employee, Fred Freund took the role of President of Evergreen West effective December 14, 2022.

On July 20, 2023, the Company, the Employer and Mr. Herold entered into the Transition Agreement, which, in exchange for a release of claims and other valuable consideration, provides that Mr. Herold will be employed full-time as a non-executive employee of the Employer during the period beginning on August 1, 2023 and continuing until August 1, 2024 (the “Termination Date”), unless earlier terminated under the Transition Agreement. Pursuant to Transition Agreement, Mr. Herold will (i) receive an annual base salary of $247,000 beginning August 1, 2023; (ii) have an opportunity to earn an annual incentive bonus for fiscal year 2023 in connection with his services as President of Evergreen West, subject to terms and conditions of the Company’s annual bonus plan, with a target annual bonus of $363,750 (equal to his target annual bonus opportunity in effect at the beginning of fiscal year 2023); and (iii) continue to be eligible to participate in the employee benefit plans generally available to employees of the Company. Under the Transition Agreement, Mr. Herold is subject to the restrictive covenants contained in the employment letter agreement with the Employer, dated July 2, 2018 (the “Employment Letter”).

Under the Transition Agreement, if Mr. Herold terminates employment on the Termination Date, or is terminated by the Employer without “cause” (as defined in the Employment Letter) then, subject to his timely execution and non-revocation of a release of claims, he will be eligible to receive a severance payment equal to his annual base salary as in effect prior to the Transition Date ($495,000), payable over the 12-month period following the Termination Date, and up to 18 months of COBRA premium reimbursements equal to the employer portion of such premium.

In connection with Mr. Herold’s termination, Mr. Herold will forfeit all unvested equity awards; provided, however, if Mr. Herold terminates employment on the Termination Date, or is terminated by the Company without cause on or after March 31, 2024 and prior to the Termination Date (each a “Qualifying Termination”) then, subject to Mr. Herold’s continued compliance with the Transition Agreement and any restrictive covenants he is subject to through the applicable vesting dates: (i) a Qualifying Termination will be treated as “retirement” for purposes of the awards of restricted stock units (“RSUs”) and performance stock unit (“PSUs”) granted in fiscal year 2022 under the terms of the applicable grant agreements (and any notice requirements will be waived), and as a result, (x) the 29,779 RSUs granted in fiscal year 2022 will continue to vest in accordance with their terms in substantially equal installments on November 18, 2024, November 18, 2025 and November 18, 2026, and (y) a prorated portion of the target PSUs granted in fiscal year 2022 (which would be 26,470 for a Qualifying Termination on the Termination date) will continue to vest in accordance with their terms, subject to actual performance results for the full performance period; and (ii) 4,937 RSUs granted in fiscal year 2021 and 5,280 RSUs granted in fiscal year 2020 will remain outstanding and vest on November 18, 2024 and November 19, 2024, respectively. Any vested options will remain exercisable for 90 days following the Termination Date (or any earlier termination of employment).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BrightView Holdings, Inc.

Date: July 21, 2023	By:	/s/ Jonathan M. Gottsegen
Jonathan M. Gottsegen
Executive Vice President, Chief Legal Officer and Corporate Secretary